February 21, 1997



Fenimore Asset Management Trust
118 North Grand Street
Cobleskill, New York  12043

Gentlemen:

     As counsel for Fenimore Asset Management Trust (the "Trust") during the fiscal year ended December 31, 1996, we are familiar with the Trust's registration under the Investment Company Act of 1940 and with the registration statement relating to its shares of beneficial interest (the "Shares") under the Securities Act of 1933 (the "Registration Statement") with respect to FAM Value Fund and FAM Equity-Income Fund, the Trust's two investment series. We have also examined such other trust records, agreements, documents and instruments as we have deemed appropriate.

     Based upon the foregoing, it is our opinion with respect to the Shares the registration of which is being made definite by the Notices pursuant to Rule 24f-2 under the Investment Company Act of 1940 (the "Notices") being filed by the Trust for its fiscal year ended December 31, 1996, assuming such Shares were sold at the public offering price and delivered by the Trust against receipt of the net asset value of the Shares in compliance with the terms of the Registration Statement and the requirements of applicable law, that such Shares were, when sold, legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion in connection with each of the Notices on Form 24F-2 to be filed by the Trust with the Securities and Exchange Commission for the Trust's fiscal year ended December 31, 1996.

                                                 Very truly yours,